EXHIBIT 10.25
                                     GENESIS
                                TECHNOLOGY GROUP

                    EMPLOYMENT AGREEMENT FOR DR. LI SHAOQING

Job Title: Chief Executive Officer of Genesis Technology Group's China Operations (abbreviated as "CEO China").

Location: Headquartered in Shanghai, China.

Starting Date: October 1, 2004

The Company: Genesis Technology Group, Inc. (also referred to as "Genesis China" and abbreviated as "GTEC") is a business development firm that fosters bilateral commerce between companies in the West with those, in China. Genesis has' created successful profit centers in product development. manufacturing, distribution, joint ventures and operational services. The Company has fully staffed offices in the United States, Germany, and China. Genesis has established effective working relationships with various governmental agencies, public institutions, and private industries in China. In addition, the company acquires and invests in innovative technology companies in China or forms joint ventures with both American and elite Chinese companies, focusing on emerging technology industries including, but not limited to, computer hardware and software, nanotechnology, biotech, wireless telecommunication, information systems, environmental protection and biomedicine technologies. For more information, visit www.genesis-china.net

Responsibilities: By reporting to the Board of Directors and the GTEC CEO, the responsibilities of this position would include the following:

1) Overseeing the operations of the Chinese enterprises, including - but not limited to - Genesis Shanghai (in the process of being registered), Yastock, Yastand, Chorry and future initiatives in China. In addition, GTEC's 30% ownership in the CIIC joint venture shall be under the direction of the CEO China.

2) Overseeing the financial operations of each Chinese enterprise, with the designated financial staff-bookkeeper, controller, certified public accountant and/or chief financial officer-reporting to the CEO China.

3) Overseeing the recruiting and retaining of staff and other HR functions in all China operations.


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                                     GENESIS
                                TECHNOLOGY GROUP

4)  Securing investments and opportunities for GTEC and its China operations.

5)  Representing the Company at public functions and in media interviews.

6) Committing 100% of his time and effort to the success of GTEC, Dr. Li shall refrain from any activities that would be considered a conflict of interest to GTEC business interests.

Remuneration:

    (1) 1.5 million (1,500,000) 144 common shares of Genesis Technology Group stock (OTCBB: GTEC) delivered as follows: (a) one million (1,000,000) shares on or about October 1, 2004, and (b) five hundred thousand (500,000) shares after six (6) months of Dr. Li Shaoqing's serving as the CEO of China operations. These shares, and any other 144 shares granted, shall become free trading exactly one year after the issuance date.

    (2) Salary of Four Thousand Dollars ($4,000.00) per month, payable by the fifth of each month starting in November 2004 and for a period of one
        (1) year.

    (3) Participation in the Management Options Program, whereby Dr. Li receives the same number of GTEC options and under the same conditions as other members of management. This program is still being formulated.

    (4) An annual bonus of five percent (5%) of the net profit generated by Genesis's China operations. This bonus shall be paid to Dr. Li in free-trading GTEC stock or cash, as determined by GTEC.


AGREED TO AND APPROVED BY:


 /s/ Li Shaoqing                                              September 28, 2004
 ---------------------------------------------------------------
 Li Shaoqing, Chief Executive Officer of GTEC's China Operations


 /s/ Gary L. Wolfson                                          September 28, 2004
 -------------------------------------------------------------------------
 Gary L. Wolfson, Chief Executive Officer of Genesis Technology Group, Inc.


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